Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 19, 2024 (the “Effective Date”) is made by and between Core Scientific, Inc. (the “Company”) and Todd DuChene (the “Executive”).
WHEREAS, the Executive has been employed by the Company as Executive Vice President, Chief Legal and Administrative Officer, Chief Compliance Officer and Secretary; and
WHEREAS, the Company desires to continue to employ the Executive upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such employment upon and subject to such terms and conditions.
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:
1.    Employment.
(a)    The Company hereby continues to employ the Executive and the Executive hereby accepts such continued employment upon and subject to the terms and conditions of this Agreement from the Effective Date until the first (1st) anniversary of the Effective Date, unless the Executive’s employment is earlier terminated pursuant to Section 4 (such period referred to as the “Initial Term”). The Initial Term shall automatically be extended on the same terms and conditions as set forth in this Agreement for successive one (1)-year periods unless and until either: (i) a party gives the other party no less than ninety (90) calendar days’ advance written notice prior to the end of the Initial Term or any such one (1)-year extension period (as applicable) that such party will not further extend the Initial Term or such one (1)-year extension period (as applicable), or (ii) the Company or the Executive terminates the Executive’s employment in accordance with Section 4. The Initial Term and any and all extensions thereof (or partial extension in the event of an earlier termination pursuant to Section 4), if any, shall be collectively referred to as the “Employment Period”.
(b)    The Executive confirms and agrees that: (i) the Executive shall not at any time disclose to the Company or any of its affiliates or representatives, or use for any purpose in the course of the Executive’s employment, any confidential or proprietary information of any other person, including without limitation any former employer; (ii) the Executive has returned to all former employers any and all property belonging to any of them (including without limitation all electronically stored information), and will not at any time use any such property for any purpose in the course of the Executive’s employment; and (iii) the Executive is not a party to or bound by any employment or services agreement, confidentiality agreement, noncompetition agreement, other restrictive covenant, fiduciary obligation, order, judgment or other obligation or agreement that would or could prohibit or restrict the Executive from executing this Agreement, being employed by the Company or from performing any of his duties under this Agreement.
2.    Position, Duties and Responsibilities. The Company shall continue to employ the Executive during the Employment Period as its Executive Vice President, Chief Legal and Administrative Officer, Chief Compliance Officer and Secretary. During the Employment Period, the Executive’s principal place of employment will be his residence in New Hampshire until such time that the Company’s headquarters are relocated, at which time the Executive will be required to travel from time to time to the Company’s headquarters. During the Employment Period: (a) the Executive’s duties and responsibilities shall include such duties commensurate with such position; (b) the Executive shall report to the Company’s Chief Executive

Officer; (c) the Executive shall at all times comply with all applicable policies and procedures of the Company and its affiliates as in effect or as amended from time to time; and (d) the Executive shall perform the duties assigned to him hereunder to the best of his abilities and in the best interests of the Company and its affiliates and shall devote substantially all of his business time, attention and reasonable best efforts to the affairs of the Company and its affiliates. Notwithstanding the foregoing, the Executive may serve on one or more for-profit or charitable boards of directors during the Employment Period (“Board Service”), provided that (i) such Board Service does not, in the Company’s good faith judgment, materially interfere with the Executive’s duties and responsibilities to the Company, (ii) any such entity on whose board the Executive serves does not materially conflict with the business of the Company or any of its affiliates, and (iii) the Executive first seeks and receives the advance written approval of the Company’s Board of Directors (the “Board”) to serve on any such board (which approval shall not be unreasonably delayed or denied). The Executive shall be available to travel domestically and internationally on such occasions as the Executive’s duties or the Company may reasonably require from time to time. As used in this Agreement, “affiliate” means, with respect to a given person (including the Company), any other person that owns or controls, is owned or controlled by, or is under common ownership or control with, such person.
3.    Compensation and Benefits.
(a)    Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the gross annualized rate of $500,000 (the “Base Salary”), payable in accordance with the Company’s standard payroll policy.
(b)    Annual Bonus. Subject to Section 4, commencing with calendar year 2024 and during each calendar year of the Employment Period thereafter, the Executive will be eligible to receive an annual cash bonus (the “Annual Bonus”), the amount, terms and conditions of which shall be determined at the sole discretion of the Compensation Committee of the Board (the “Committee”). The target Annual Bonus will be equal to one hundred percent (100%) of the Executive’s Base Salary, and with the actual amount of any such Annual Bonus to be determined by the Committee based on performance criteria established by the Committee for each year. Except as otherwise provided in Section 4(d), the Executive must be employed through the date the Annual Bonus is paid in order to be eligible for the Annual Bonus. Annual Bonuses will generally be paid following the completion of the audit of the Company’s financial statements for the calendar year to which the Annual Bonus relates, but in all cases, no later than the end of the year following the year to which such Annual Bonus relates; provided that, the Executive’s Annual Bonus for calendar year 2024 shall not be less than $500,000 and shall be paid, including in the event the above performance criteria is not attained with respect to the 2024 calendar year, to the Executive after the 2024 calendar year and prior to March 15, 2025.
(c)    Equity Award. The Executive may from time to time be eligible to receive equity or equity-based incentive awards under the Core Scientific, Inc. 2024 Stock Incentive Plan established by the Company (the “Equity Plan”), subject to and in accordance with the terms and conditions thereof, as in effect or amended from time to time, it being understood that (i) the specific terms and conditions of the equity awards to be issued to the Executive under the Equity Plan with respect to the 2024 calendar year (the “2024 Equity Grant”) are set forth in the award agreements thereunder (the “2024 Equity Award Agreements”) and (ii) the 2024 Equity Award Agreements shall be entered into by the parties, and become effective, concurrently with their execution of this Agreement.
(d)    Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such employee benefit plans, and to receive such other fringe benefits, as the Company may in its discretion make available to its executives generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits. The Company reserves the right in its discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, benefit plans, policies and procedures, in whole or in part, at any time with or without notice.
(e)    Vacation. During the Employment Period, the Executive shall be eligible for paid time off in accordance with the Company’s applicable policies and procedures as in effect or amended from time to time and as required by applicable law, if any.
(g)    Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all reasonable and necessary business expenses (as determined by the Company) incurred by the Executive in connection with the Executive’s duties hereunder in accordance with Section 3(h) and with the Company’s business expense reimbursement policies, as in effect or amended from time to time.
(h)    Withholding; Compliance with Code Section 409A.
(i)    The Company shall deduct or withhold from any amounts owing from the Company to the Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to the Executive’s compensation or other payments from the Company or the Executive’s ownership interest in the Company, if any (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).
(ii)    The intent of the parties is that payments and benefits under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance thereunder (collectively, “Section 409A”) to the maximum extent permitted as a short-term deferral pursuant to Treasury Regulation §1.409A-1(b)(4) or under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) and, if not exempt, are intended to comply with Section 409A, and this Agreement shall be interpreted consistent therewith. In the event that the terms of this Agreement would subject the Executive to any taxes and other penalties under Section 409A (“409A Penalties”), the Company may in its sole reasonable discretion amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible, provided that the Company will to the largest extent reasonably practicable avoid amending the economic terms of this Agreement to the detriment of the Executive. All references in this Agreement to the Executive’s termination of employment and to the end of the Employment Period shall mean a separation from service within the meaning of Section 409A. Each installment under this Agreement shall be considered a separate payment for purposes of Section 409A. Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) calendar days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any other provision in this Agreement, if on the date of the Executive’s “separation from service” (as defined in Section 409A) (A) the Company is a publicly traded corporation and (B) the Executive is a “specified employee” (as defined in Section 409A), then to the extent any amount payable under this Agreement upon the Executive’s separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A, that under the terms of this Agreement would be payable prior to the six (6)-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first day of the seventh (7th) month following the Executive’s separation from service or (y) the date of the Executive’s death. Notwithstanding any of the foregoing provisions of this Section 3(h)(ii), under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with, or be exempt from, the requirements of Section 409A.
4.    Termination.
(a)Notwithstanding anything to the contrary in this Agreement, the Executive’s employment and the Employment Period may be terminated (i) upon the expiration of the Employment Period following either party’s provision of notice of non-renewal (as set forth in Section 1); (ii) by either party for any or no reason upon ninety (90) days’ advance written notice to the other party; (iii) by the Company for Cause (defined below) as described below; (iv) by the Executive due to the Executive’s Retirement (defined below) as described below; or (v) immediately upon the Executive’s death. The effective date of the Executive’s termination of employment and the Employment Period is referred to herein as the “Termination Date.”
(b)Any termination of the Executive’s employment shall, unless otherwise requested by the Company, automatically effectuate the Executive’s removal from any and all officer positions and positions on the Board or the board of directors of any Company affiliate that the Executive then holds with the Company or any of its affiliates as of the Termination Date.
(c)Accrued Obligations. The Company will pay the Executive the following amounts upon a termination by either party for any or no reason (such amounts, the “Accrued Obligations”): (i) any earned and unpaid Base Salary through the Termination Date; (ii) benefits to which the Executive is entitled under the terms of, and in accordance with, any applicable benefit plan or program; (iii) any incurred but unreimbursed business expenses payable pursuant to this Agreement or in accordance with the Company’s applicable policy(ies); and (iv) unused, accrued paid time off to the extent required under applicable law. Amounts payable under subsections (i) and (iv) of this Section 4(c) shall be payable on the earlier of the next regularly scheduled Company payroll date following the Termination Date or as required under applicable law.
(d)Qualifying Termination. If the Executive’s employment terminates as a result of a termination of employment by the Company without Cause (a “Qualifying Termination”) including following the Company’s non-renewal of the Employment Period under Sections 1 and 4(a)(i), then the Company will pay or provide to the Executive, in addition to the Accrued Obligations, the following severance benefits (the “Severance Benefits”), provided that the Executive does not violate any of the restrictions referenced in Section 5 of this Agreement:
(i)If the Executive’s Qualifying Termination occurs outside of the Protection Period (defined below):
(A)Continued Base Salary for a period of twelve (12) months following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices;
(B)Payment of any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which the Termination Date occurred; and
(C)Subject to the specific terms and conditions of the equity awards to be issued to the Executive under the Equity Plan (including, as applicable, the 2024 Equity Grant), vesting of the unvested portion thereof (including, as applicable the 2024 Equity Grant) shall be accelerated in connection with the Executive’s Qualifying Termination in accordance with such terms and conditions set forth therein; provided that, with respect to any outstanding equity awards that were issued by the Company to the Executive prior to the 2024 calendar year (“Legacy Awards”), vesting of the unvested portion of the Legacy Awards shall be accelerated in full in connection with the Executive’s Qualifying Termination.
(ii)If the Executive’s Qualifying Termination occurs during the Protection Period, and without duplication of any of the Severance Benefits provided to the Executive under Section 4(d)(i):
(A)A lump-sum payment equal to the amount of the Executive’s annual Base Salary (and for the avoidance of doubt, less any amounts previously paid to the Executive pursuant to Section 4(d)(i)(A)) (the “Enhanced Severance Amount”);
(B)Payment of any unpaid portion of any additional retention benefit, transaction benefit or similar benefit arrangement that is offered or provided to the Executive by the Company or its successor in connection with any “Change in Control” (as defined in the Equity Plan) to which the Protection Period relates; and
(C)Payment of any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which the Termination Date occurred; and
(D)subject to the specific terms and conditions of the equity awards to be issued to the Executive under the Equity Plan (including, as applicable, the 2024 Equity Grant), vesting of the unvested portion thereof (including, as applicable the 2024 Equity Grant) shall be accelerated in connection with the Executive’s Qualifying Termination in accordance with such terms and conditions set forth therein; provided that, with respect to any Legacy Awards, vesting of the unvested portion of the Legacy Awards shall be accelerated in full in connection with the Executive’s Qualifying Termination.
(e)Qualifying Retirement. If the Executive employment terminates after the Initial Term due to his Retirement and the Executive remains an employee of the Company in good standing through and including the date of such Retirement (a “Qualifying Retirement”), then subject to the specific terms and conditions of the equity awards to be issued to the Executive under the Equity Plan (including, as applicable, the 2024 Equity Grant), vesting of the unvested portion thereof (including, as applicable the 2024 Equity Grant) shall be accelerated in connection with the Executive’s Qualifying Retirement in accordance with such terms and conditions set forth therein; provided that, with respect to any Legacy Awards, vesting of the unvested portion of the Legacy Awards shall be accelerated in full in connection with the Executive’s Qualifying Retirement (the “Retirement Benefits”). During any notice period that is applicable to the Executive’s Retirement, the Executive shall cooperate fully with the Company in transitioning the Executive’s client relationships, duties and responsibilities as directed by the Company, and in providing input and assistance on matters that relate to the Executive’s employment.
(f)Release Requirement. As a condition precedent to the Executive’s eligibility for and receipt of the Severance Benefits, Enhanced Severance Amount or Retirement Benefits, as the case may be, the Executive must first execute a separation and release agreement in substantially the form provided by the Company and attached hereto as Exhibit A (the “Release”) within the time period specified in such Release (which shall be no more than forty-five (45) calendar days following the Termination Date), and refrain from revoking such Release to the extent a revocation option is provided therein (which revocation period shall be no more than seven (7) calendar days after the Executive’s execution of the Release, unless otherwise provided by applicable law). Notwithstanding any provision to the contrary, (i) except as otherwise provided in clause (ii) below, (A) the first installment of the Severance Benefits, (B) the Enhanced Severance Amount, and (C) the Retirement Benefits, as applicable, will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the Termination Date; provided, that the first payment of the Severance Benefits shall include any installment amounts relating to payrolls that became payable during such sixty (60) day period and that were not paid to the Executive, and (ii) if the Termination Date occurs (A) during the Protection Period and (B) prior to a Change in Control, then the Enhanced Severance Amount shall be paid on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date of such Change in Control.
(g)Except as expressly provided in this Agreement, the Executive shall not be entitled to, or receive, any severance pay or other amounts or benefits of any kind in the event of any termination by either party of the Executive’s employment for any or no reason. Without limiting the generality of the foregoing, the Severance Benefits and the Enhanced Severance Amount, shall not be payable in the event the Company terminates the Executive’s employment for Cause or the Executive resigns (including in the event of the Executive’s Qualifying Retirement) or in the event of the Executive’s death.
(h)As used in this Agreement:
(i)“Cause” means any of the following conduct by the Executive, occurrence of any one or more of the following: (A) the Executive’s conviction of, or plea of no contest with respect to, (x) any felony, or of (y) any misdemeanor involving dishonesty or moral turpitude; (B) the Executive’s participation in a fraud or act of dishonesty (or an attempted fraud or act of dishonesty) that results in material harm to the Company Group (defined below); (C) the Executive’s material breach of any fully executed agreement between the Executive and the Company or any member of the Company Group; or (D) the Executive’s gross misconduct or material failure to comply with (x) a written instruction of the Board or the Executive’s supervisor or (y) any written Company Group policy, in each case that results in material harm to the Company Group; provided that the Company shall provide the Executive with written notice of the events or occurrences described in clauses (C) and (D), and, to the extent curable and reasonably capable of prompt cure, an opportunity to cure within fifteen (15) calendar days.
(ii)“Protection Period” means the period commencing on or after the date that the Company enters into a definitive agreement that results in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change in Control actually occurs) and ending twelve (12) months following, a Change in Control.
(iii)“Retirement” means the Executive’s voluntary termination of employment at a time when (A) the Executive has attained age fifty (55) and the Executive’s period of service to the Company or its subsidiaries equals or exceeds ten (10) years, or (B) the Executive has attained age sixty (60) and the Executive’s period of service to the Company or its subsidiaries equals or exceeds five (5) years; provided that following the Initial Term, the Executive provides the Company with at least six (6) months’ advance written notice of such retirement, which notice period may be extended by a period of up to six (6) additional months or waived by the Committee in its sole and absolute discretion, it being understood that the Executive has satisfied the age and service requirements set forth in this paragraph.
5.    Continuing Obligations. The Executive acknowledges and reaffirms the Executive’s continuing obligations owed to the Company and, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the “Company Group”), including without limitation, pursuant to: (a) the Executive’s executed Proprietary Information and Inventions Agreement with the Company, and (b) any other similar agreement entered into by the Executive and which benefits may be enforced by the Company or any other member of the Company Group, each of which agreements and obligations remain in full force and effect in accordance with their terms following the Termination Date (collectively, the “Continuing Obligations”).

6.    No Disparagement / Protected Rights; Defend Trade Secrets Act. Subject to this Agreement, the Executive agrees not to disparage any member of the Company Group or each of their respective officers, directors, managers, members, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Section 6, this Agreement (including the Release), or any other agreement entered into with the Company Group: (a) will be interpreted or construed to prevent any person from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, (b) is intended to prohibit or restrain any person in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), and/or (c) prevents any person from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. Additionally, the Executive further acknowledges that the Company has advised the Executive that the Executive will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (iii) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.
7.    Indemnification; D&O Insurance. The Company shall use commercially reasonable efforts to enter into an indemnification agreement with the Executive, which agreement shall be based on such terms that are substantially consistent with the indemnification agreements that shall be applicable to members of the Board and/or senior executives of the Company. The Company shall insure the Executive, for the duration of his employment, and at all applicable times thereafter during which the Executive has liability, in respect of his acts and omissions occurring during such employment, under such generally applicable directors and officers insurance coverage as the Company may elect to maintain from time to time to the same extent as such insurance insures current and former members of the Board and/or current and former senior executives of the Company, to the extent such insurance is available and in effect. Nothing herein prohibits the Company from suspending, amending or discontinuing its directors and officers insurance or from changing insurance carriers from time to time for any or no reason without notice, as long as such actions are applicable to current and former members of the Board and current and former senior executives of the Company generally.
8.    Section 280G Matters. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section

409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. The calculations and determinations under this Section shall be provided by an accounting firm selected by the Company (and reasonably acceptable to the Executive) prior to the applicable change in control transaction (the “Accounting Firm”) and the Company shall pay the cost of such Accounting Firm. The parties shall use commercially reasonable efforts to cause the Accounting Firm to provide such calculations prior to the consummation of the change in control transaction and its determinations shall be binding on the Executive and the Company absent manifest error.
9.    Remedies. The Executive acknowledges and agrees that a breach of the obligations set forth in Section 5 of this Agreement will result in immediate and irreparable harm to the Company and its affiliates for which full damages cannot readily be calculated and for which damages are an inadequate remedy. Accordingly, the Executive agrees that the Company and its affiliates shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Executive (without posting a bond or other security), without limiting any other remedies that may be available to them. Nothing herein shall, or is intended to, in any way limit or restrict the damages or other relief that the Company Group may seek and recover in the event of a breach by the Executive of any provision of this Agreement.
10.    Notices. Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given:
(a)    if to the Company, to:
Core Scientific, Inc.
838 Walker Road, Suite 21-2105
Dover, Delaware 19904
Attention: Legal Department
Email:    legal@corescientific.com
(b) if to the Executive, to the address on file with the Company.
All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fifth (5th) calendar day after mailing by certified mail, or upon the third (3rd) calendar day after sending by express courier service.
11.    Assignment. This Agreement is enforceable by the Company and any other member of the Company Group and may be assigned or transferred by the Company to, and shall inure to the benefit of, any parent or other affiliate of the Company (including any other member of the Company Group) or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. Any such assignment or transfer shall not constitute a termination of the Executive’s employment for purposes of this Agreement. The Executive may not assign any of his rights or obligations under this Agreement.
12.    Amendment and Waiver. This Agreement may not be amended orally and may only be amended by a written agreement signed by both parties (subject to Sections 5 and 17 herein). A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

13.    Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to its conflict of laws rules.
14.    Headings. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.
15.    Disclosures to Future Employers. The Executive agrees to promptly disclose the Executive’s obligations to the Company under Section 5 of this Agreement to any future employer or other person with whom the Executive may become, or may seek to become, employed or engaged to perform services of any kind following the Executive’s employment with the Company. The Executive further agrees that the Company may in its discretion disclose this Agreement or any part thereof to any such actual or prospective employer or other person, and that the Executive shall not have or assert any claims of any kind against the Company for doing so.
16.    Entire Agreement; Survival; Payments to Beneficiaries. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter, provided, however, that, subject to Section 6, nothing in this Section 16 or this Agreement shall limit, restrict or supersede any fiduciary, statutory, tort or other non-contractual obligations of the Executive to the Company or any of its affiliates (including without limitation under any applicable trade secrets laws), or any obligations of the Executive under any code of conduct or other applicable rule or policy of the Company or any of its affiliates, or any obligations (including without limitation with respect to non-competition, non-solicitation, intellectual property, confidentiality, forfeiture, repayment or recoupment) that the Executive has or may have pursuant to any compensation or benefit plan or policy of the Company or any of its affiliates or any award or agreement thereunder (including without limitation pursuant to any long-term or other equity and/or cash incentive plan), all of which shall continue in full force and effect in accordance with their respective terms. Sections 4 through 18 herein shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or the Executive’s employment. If the Executive dies before receiving any amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive’s estate.
17.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation referenced in Section 5 of this Agreement), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
18.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:
TODD DUCHENE                    CORE SCIENTIFIC, INC.

By: /s/ Todd M. DuChene____________        By: /s/ Adam Sullivan____________________

Date: July 19, 2024                    Name: Adam Sullivan

Position: President and Chief Executive Officer

                            Date: July 19, 2024

EXHIBIT A
SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) dated as of [●] is made by and between Core Scientific, Inc. (the “Company”) and Todd DuChene (the “Executive”).
WHEREAS, the Executive and the Company desire to enter into an agreement regarding the Executive’s separation of employment with the Company and a release of claims.
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:
1.Effective Date of this Agreement. This Agreement will be effective, and the Executive hereby consents to the terms and conditions herein, on the date the Executive executes this Agreement without revocation (the “Effective Date”); provided that the Executive must return an executed copy of this Agreement to the Company by [●].
2.Separation from Employment. The Executive agrees and acknowledges that the Executive’s employment with the Company will terminate at the close of business on [●] (the “Separation Date”). The Executive agrees that the Executive has no present or future right to employment with the Company or any of the other Released Parties (defined below). As of and following the Separation Date, (a) the Executive will no longer be employed by the Company, and (b) the Executive will no longer hold any other employment, director, manager, or officer positions with the Company, its direct and indirect parents, and/or its direct and indirect subsidiaries (the Company, along with its direct and indirect parents and subsidiaries, the “Company Group”).
3.Severance. Subject to the terms of this Agreement and provided the Executive signs and returns this Agreement to the Company within twenty-one (21) calendar days after the Executive’s receipt thereof, does not revoke this Agreement, and complies with this Agreement, the Executive shall be entitled to the severance benefits set forth in Section 4(d) or Section 4(e), as applicable, of the Executive’s employment agreement with the Company dated as of June [●], 2024 (the “Employment Agreement”) upon the terms contained in the Employment Agreement. The Executive acknowledges and agrees that all such amounts and benefits are in excess of anything to which the Executive otherwise would be entitled without executing (and not revoking) this Agreement.
4.Final Paycheck and Business Expenses. Regardless of whether the Executive signs this Agreement, the Company will pay the Executive his final paycheck for his employment services through the Separation Date. The Company also will reimburse the Executive for reasonable business expenses appropriately incurred by the Executive prior to the Separation Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy. The Executive shall submit all requests to the Company for expense reimbursements within twenty-one (21) days after the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.
5.Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law, the Executive’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.
6.No Other Actions or Claims. The Executive represents and warrants that: (a) there has not been filed by Executive or on Executive’s behalf any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company, and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 10 below); (b) the Executive is the sole owner of the claims that are released in Section 13 below; (c) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (d) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. The Executive further agrees that the Executive shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court or arbitration against any of the Released Parties that involves or is based upon any claim waived and released by the Executive in Section 13 below, and will take all steps necessary to opt out of any such actions.
7.No Other Compensation or Benefits. Except as expressly provided in this Agreement and [●]1, the Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments or any amounts under the Employment Agreement, other than any vested benefits to which the Executive is entitled under broad-based employee benefit plans of the Company Group in which the Executive participates. Further, any amounts payable under this Agreement shall not constitute compensation or otherwise be creditable with respect to any Company benefit plans or programs. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by the Executive in Section 13 below, the Executive hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to the Executive, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive (provided, however, that this Agreement does not limit the Executive’s eligibility to receive an award under applicable law, if any, for providing truthful information to a governmental agency or regulatory entity).
8.Return of Company Property. On the Separation Date, or earlier if requested by the Company, the Executive agrees to return to the Company all Company Group documents (and all copies thereof) and all Company Group property and equipment that the Executive has in the Executive’s possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company Group in whatever form (including information in electronic form and all reproductions thereof in whole or in part). The Executive further agrees that the Executive will not copy, delete, or alter in any way any Company Group information or material contained upon any Company-issued computer or Company equipment. In addition, if the Executive has used any personally-owned computer, server, e-mail system or cloud system (e.g., Box, Dropbox, GoogleDrive), memory stick, flash memory card, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company Group confidential or proprietary data, materials or information, then on the Separation Date, or earlier if requested by the Company, the Executive must provide the Company with a computer-useable forensic
1 Note to Draft: To be updated upon separation to include any agreements that provide for continuing benefits following termination of employment (equity awards, indemnification agreements, etc.).

copy of all such information and then permanently delete and expunge all such Company Group confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. Notwithstanding the foregoing, the Executive will be permitted to retain copies of plans, agreements and other records pertaining to the Executive’s personal compensation and reimbursement of expenses.
9.Other Agreements; Continuing Obligations. The Employment Agreement is hereby terminated, null and void, except that Sections 4, 5, 6, 7, 9, and 15 of the Employment Agreement shall continue in full force and effect in accordance with their respective terms, and the Executive hereby reaffirms his commitment to comply in full with all such obligations. The Executive acknowledges and reaffirms the Executive’s other continuing obligations owed to the Company Group, including without limitation, pursuant to: (a) the Executive’s executed Proprietary Information and Inventions Agreement with the Company, and (b) any other similar agreement entered into by the Executive and which benefits or may be enforced by the Company or any other member of the Company Group, each of which agreements and obligations remain in full force and effect in accordance with their terms following the Separation Date (collectively, the “Continuing Obligations”).
10.Protected Rights; Defend Trade Secrets Act. Nothing in this Agreement (including the General Release): (a) will be interpreted or construed to prevent the Executive from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (defined below), (b) is intended to prohibit or restrain the Executive in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), and/or (c) prevents the Executive from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. Additionally, the Executive further acknowledges that the Company has advised the Executive that the Executive will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (iii) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.
11.No Admissions. The promises and payments in consideration of this Agreement are not and shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
12.Cooperation. From and after the Separation Date, the Executive agrees to cooperate fully with the Company Group, or any member thereof, upon the Company’s reasonable request, in connection with its or their actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or in connection with other matters arising from events, acts, or failures to act that occurred during the period of the Executive’s employment by the Company Group in either case that relates at least in part to matters with which the Executive was involved or with respect to which he may have had knowledge while employed by the Company; provided, that such cooperation will not unreasonably burden the Executive or unreasonably interfere with the Executive’s subsequent employment or other business or personal affairs. Such cooperation includes making the Executive available to the Company Group upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse the Executive for reasonable and pre-approved out-of-pocket expenses incurred by the Executive in connection with any such cooperation, excluding forgone wages, salary, or other compensation, and will accommodate the Executive’s scheduling needs.
13.Release of Claims.
(a)General Release. In exchange for the consideration provided to the Executive under this Agreement and the Employment Agreement to which the Executive would not otherwise be entitled, the Executive (for the Executive’s self and for any person who may make a claim by or through the Executive (including without limitation, any current or former spouse(s), dependents, heirs, assignees, executors, attorneys, or agents)) hereby generally and completely releases the Company and its respective current, former, and future predecessors, successors, direct and indirect parents, direct and indirect subsidiaries, affiliates, investors, and related entities (collectively, the “Entities”) and each of the Entities’ respective current, former, and future directors, officers, employees, shareholders, partners, members, agents, attorneys, insurers, assigns, and employee benefit plans of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Effective Date (collectively, the “Released Claims”).
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to the Executive’s employment with or services for the Company or any other member of the Company Group, or the termination of that employment or those services; (ii) all claims related to the Executive’s compensation or benefits from the Company or any other member of the Company Group, including salary, bonuses, incentive compensation, commissions, paid time off, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, units, or any other ownership interests in the Company or any other member of the Company Group or their predecessors; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; (v) all constitutional, federal, state, and local statutory and common law claims, in each case, as amended, including, but not limited to, claims for discrimination, harassment, retaliation, interference, attorneys’ fees; and (vi) all other allegations, claims or violations arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Arizona Civil Rights Act; the Arizona Equal Pay Act; the Arizona Employment Protection Act; the Florida Civil Rights Act; Florida Whistleblower Protection Act; Florida Workers’ Compensation Retaliation provision; Florida Minimum Wage Act; Florida Fair Housing Act; the New Hampshire Law Against Discrimination; New Hampshire’s Whistleblowers’ Protection Act; New Hampshire’s Equal Pay Law; the Texas Commission on Human Rights Act; the Texas Labor Code (including the Texas Payday Act; the Texas Anti-Retaliation Act; and Chapter 21 of the Texas Labor Code); Oregon Family Leave Act; Oregon Military Family Leave Act; Chapter 659A of the Oregon Revised Statutes; any other state civil rights act; and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise.
(c)Excluded Claims. The Released Claims do not include any rights that are not waivable as a matter of law, including without limitation, any rights the Executive may have to seek unemployment or workers’ compensation benefits. Further, the Released Claims do not include (i) any rights or claims for indemnification which the Executive may have pursuant to any written indemnification agreement with the Company to which the Executive is party or under applicable law or the Company’s articles, bylaws or related insurance policies; (ii) any rights or claims for coverage available under any applicable director & officer insurance policy maintained by the Company; or (iii) any rights to compensation or benefits earned prior to the date of this Agreement. In addition, nothing in this Agreement (including the General Release) prevents the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement (including the General Release) does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit the Executive’s right to receive an award for information provided to the Securities and Exchange Commission or to receive a monetary award from a government-administered whistleblower award program, the Executive understands and agrees that, to the maximum extent permitted by law, the Executive is otherwise waiving any and all rights the Executive may have to individual relief based on any claims that the Executive has released and any rights the Executive has waived by signing this Agreement.
(d)ADEA Protections. The Executive acknowledges and understands that the release of claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. Section 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with that section, the Executive specifically agrees that the Executive is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, the Executive acknowledges and understands that: (i) the Executive is not waiving any claims for age discrimination under the ADEA that may arise after the date the Executive signs this Agreement, and the Executive is not waiving vested benefits, if any; and (ii) the Executive is waiving rights or claims for age discrimination under the ADEA arising up to the effective date of this Release Agreement in exchange for payment described in Section 3 above, which is in addition to anything of value to which the Executive is already entitled.
14.Consideration Period and Advice to Consult with Counsel. The Executive acknowledges that this Agreement (including the General Release) includes an offer to pay the Executive the severance benefits provided in the Employment Agreement in return for a complete and full general release of the Entities from any and all claims the Executive may have against the Entities, except for claims that may not be released by law. The Executive is hereby informed that the terms of this Agreement shall be open for acceptance and execution by the Executive for a period of twenty-one (21) calendar days from the date of receipt, during which time the Executive is advised and encouraged to consult with an attorney of the Executive’s choice (and at the Executive’s cost) and to consider whether to accept this Agreement. Changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) calendar day acceptance period. To receive the consideration provided for in this Agreement, the Executive must return a signed and dated original copy of this Agreement to [●], within twenty-one (21) calendar days from the date of receipt.
15.Right to Revoke. The Executive is hereby informed of the Executive’s right to revoke (cancel) this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act (“ADEA”) by written notice to the Company within seven (7) calendar days following the Executive’s execution of this Agreement. Any such revocation must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day of the applicable revocation period to the representative identified in Section 14. If the Executive exercises the

Executive’s right to revoke the Executive’s release of claims under the ADEA, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that the Executive has revoked. The Executive agrees and understands that if the Company chooses to nullify this Agreement in its entirety, the Executive will have no obligations under this Agreement.
16.General. This Agreement, along with the Proprietary Information and Inventions Agreement and sections of the Employment Agreement described in Section 9 above (which obligations shall remain in full force and effect in accordance with their terms following the Separation Date), constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and terminates any other agreements, promises, warranties or representations by and between the Executive, the Company and all other members of the Company Group concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both the Executive and the Company’s Board of Directors. This Agreement is governed by the laws of the State of Delaware, without reference to conflicts of law principles, and will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:
TODD DUCHENE                    CORE SCIENTIFIC, INC.

By: ______________________________        By: _______________________________

Date: ____________________________        Name: ____________________________

Position: ___________________________

                            Date: ______________________________